Exhibit 21.1
LIST OF SUBSIDIARIES OF HI-CRUSH PARTNERS LP
Hi-Crush Partners LP, owns, directly or indirectly, 100% of the voting securities of each of the subsidiaries listed below other than Hi-Crush Augusta LLC, of which it owns directly and indirectly 98% of the voting securities.

Name	Jurisdiction
Hi-Crush Operating LLC	Delaware
Hi-Crush Chambers LLC	Delaware
Hi-Crush Wyeville LLC	Delaware
Hi-Crush Railroad LLC	Delaware
D & I Silica, LLC	Delaware
Hi-Crush Finance Corp.	Delaware
Hi-Crush Augusta Acquisition Co. LLC	Delaware
Hi-Crush Augusta LLC	Delaware
Hi-Crush Canada Inc.	Delaware
Hi-Crush Canada Distribution Corp.	Canada